EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
General Mills, Inc.:

        We consent to the incorporation by reference in the Registration Statements (Nos. 2-49637, 333-75808 and 333-102675) on Form S-3 and Registration Statements (Nos. 2-13460, 2-53523, 2-95574, 33-24504, 33-27628, 33-32059, 33-36892, 33-36893, 33-50337, 33-62729, 333-13089, 333-32509, 333-65311, 333-65313, 333-90010, 333-90012 and 333-102695) on Form S-8 of General Mills, Inc. of our report dated June 23, 2003, relating to the consolidated balance sheets of General Mills, Inc. and subsidiaries as of May 25, 2003 and May 26, 2002 and the related consolidated statements of earnings, stockholders' equity, and cash flows and our report dated June 23, 2003 on the related financial statement schedule for each of the fiscal years in the three-year period ended May 25, 2003, which reports are included in the May 25, 2003 annual report on Form 10-K of General Mills, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
August 5, 2003